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                                                             Exhibit 10.114

                                           Revised -- January 21, 2004
Rob Collett and Bill Mitchener (Sellers)
Collett & Associates
1228 East Morehead Street, Suite 200
Charlotte, North Carolina 28204
(704) 378-8523

     RE:  PARADISE VALLEY MARKETPLACE
          PHOENIX, AZ

Dear Mr. Collett and Mitchener:

     This letter represents this corporation's offer to purchase the Paradise Valley Marketplace Shopping Center with approximately 82,258 net rentable square feet, situated on approximately 10 acres of land, located at the northwest corner of Tatum Road and Shea Avenue, Phoenix, AZ, as more particularly described upon EXHIBIT A, attached hereto and made a part hereof (the "Property").

     The Property shall include all the land and buildings and common facilities, as well as all of Seller's interest in all personalty within the buildings and common areas, supplies, landscaping equipment, and any other items presently used on the site and belonging to owner, and all of Seller's interest in all intangible rights relating to the Property (including Seller's rights, if any, in and to the name of the Property, "Paradise Valley Marketplace").

     This corporation or its nominee will consummate this transaction on the following basis:

     1. The total purchase price shall be $28,510,000.00 all cash, plus or minus prorations, WITH NO MORTGAGE CONTINGENCIES, to be paid at CLOSING 30 BUSINESS DAYS following the acceptance of this agreement (see Paragraph 10).

          Purchaser shall allocate the land, building and depreciable improvements prior to closing.

     2. There are no real estate brokerage commissions involved in this transaction, except as otherwise paid or to be paid by Seller pursuant to a separate written agreement (Seller hereby agreeing to indemnify, defend and hold harmless Buyer from and against any claim related to a broker commission due and owing to any party through Seller).

     3. Seller represents and warrants (to the best of the Seller's knowledge), the Property is leased to the tenants described on Exhibit A on triple net leases covering the building and all of the land, parking areas, reciprocal easements and REA/OEA agreements (if any), for the entire terms and option periods. Any monetary concessions given to any tenants that extend beyond the closing day shall be settled at closing by Seller giving a full cash credit to Purchaser for any and all of those concessions.

     4. Seller warrants and represents (to the best of the Seller's actual knowledge), that the Property is now and as of closing shall be in full compliance with Federal, State, City and County ordinances and environmental laws, and no one has a lease that exceeds the lease term stated in said leases, nor does anyone have an option or right of first refusal to purchase or extend (except as provided in the lease), nor is there any contemplated nor current condemnation of any part of the Property, nor are there any current or contemplated assessments. For the purposes hereof, Seller's actual knowledge shall be deemed to be limited to the actual knowledge of Bob Stearns and Robert Collett, Managers of Seller.

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JANUARY 21, 2004
PAGE 2

     5. Seller warrants and represents (to the best of the Seller's knowledge), that during the term of the leases (other than any outparcel tenants) the tenants and guarantors are responsible for and pay all operating expenses relating to the Property on a prorata basis, including but not limited to, real estate taxes, REA/OEA agreements, if any, utilities (except as separately metered), insurance, and all common area maintenance.

          Prior to closing, Seller shall not enter into or extend any agreements without Purchaser's approval and any contract presently in existence not accepted by Purchaser shall be terminated by Seller. Any work presently in progress on the Property shall be completed by Seller prior to closing or as soon as reasonably possible following Closing, but in no event later than August 31, 2004. Seller agrees to complete the construction of the Property Improvements (as defined upon Exhibit
          B) in accordance with the Seller's Development Covenants attached hereto as Exhibit B, and made a part hereof.

     6. Five (5) days prior to closing Seller shall furnish Purchaser with estoppel letters on the forms required by such tenants' leases or otherwise reasonably acceptable to Purchaser from Whole Foods, Soma Restaurant, Washington Mutual, Men's Wearhouse, and Beauty Brands (collectively, the "Required Estoppels"), together with no less than 85% of all (after delivery of the Required Estoppels) Property tenants and guarantors under leases (measured by square footage of respective demised premises)(with a Seller estoppel being then delivered for the difference between actual tenant estoppels and 100% estoppel delivery), and all parties to reciprocal and/or operating easement agreements, if applicable, affecting the Property.

     7. Seller is responsible for payment of any LEASING BROKERAGE FEES or commissions which are currently due any leasing brokers for the existing lessee stated above, as such sums are described upon the Rent Roll attached hereto as Exhibit A, and made a part hereof. Seller hereby represents and warrants to Purchaser that there are no leasing commissions due and payable by reason of a renewal of any Property lease.

     8. Seller will use its commercially reasonable efforts to supply to Purchaser prior to closing a certificate of insurance from the tenants and guarantors in the form and coverage pursuant to the Property leases.

     9. Seller shall supply to Purchaser 10 days prior to closing, and Purchaser shall pay for at closing, a recertification of Seller's Phase I environmental audit which must be addressed to Purchaser and Purchaser's lender, if any (the "Phase I"). The Phase I must be acceptable to Purchaser and shall verify that there are no asbestos, PCBs, or hazardous substance in the buildings and/or on or under the Property.

     10. The above sale of the Property shall be consummated by conveyance of a special or limited warranty deed from Seller to Purchaser's designee, with the Seller paying one-half (1/2) and Purchaser paying one-half (1/2) of any city, state, or county transfer taxes for the closing, and Seller agrees to cooperate with Purchaser's lender, if any, and the money lender's escrow.

     11. The closing shall occur through Chicago Title & Trust Company, in Chicago, Illinois with Nancy Castro as Escrowee, 30 business days following acceptance of this agreement, at which time title to the Property shall be free and clear of all liens and encroachments, and an ALTA form B owner's title policy with complete extended coverage and required endorsements, waiving off all new construction, including
          3.1 zoning including parking and loading docks, and insuring all improvements as legally conforming uses and not as non-conforming or conditional uses, paid by Seller, shall be issued, with all warranties and representations being true now and at closing and surviving the closing for a period of six (6) months only, and each party shall be paid in cash their respective credits, including, but not limited to, security deposits, rent and expenses, and to the extent such taxes are not paid the tenants at year-end, a proration of real estate taxes based on the most recent bill or latest assessment, or the estimated assessments for 2003 and 2004 using the Assessor's formula for these sales transactions, with a later reproration of taxes when the actual bills are received. At closing, no credit will be given to Sellers for any past due, unpaid or delinquent rents.

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JANUARY 21, 2004
PAGE 3

     12. In the event that space designated as other than credit tenants on the Rent Roll is less than 95% occupied and 95% gross rent collected, the Seller shall escrow an amount equal to the rent and all reimbursable expenses for any such non-credit vacancy and any non-credit tenant not paying full rent current based on the attached rent roll up to 95% of the income to be generated by all tenant spaces except the credit tenants (each of which credit tenants shall then be paying rent and recoverable expenses on a current basis) identified on the attached Rent Roll (Exhibit A). The amount of the escrow shall be equal to one year of these payments. As an example, if 1,000 square feet (below the 95% occupancy requirement described above) were vacant or not paying rent at closing and the rent for the space was $10.00 per square foot and the CAM, tax and insurance were an additional $2.00 per square foot, then the escrow would be equivalent to $12.00 x 1,000 square feet, or $12,000. Seller shall be responsible for leasing all space involved with the above escrow and shall be responsible for all leasing commissions, tenant improvements and all other costs associated with placing a third party tenant into said space. Once a tenant is acceptable to Purchaser is placed into said space and is paying full rent current, then the Seller shall be paid from the escrow any amount of funds unused for that space.

     13. This offer is subject to Seller delivering to Purchaser, prior to closing, an appraisal of the Property prepared by an MAI or other qualified appraiser, acceptable to Purchaser or Purchaser's lender, if any, all at Purchaser's cost.

     14. Neither Seller (Landlord) or any tenant and guarantor is now, nor at the time of closing shall be, in default on any lease or agreement (beyond any applicable cure period), nor is there any threatened (to the best of Seller's actual knowledge) or pending litigation.

     15. Seller warrants and represents that he has paid all unemployment taxes to date.

     16. Prior to closing, Seller shall furnish to Purchaser copies of all guarantees and warranties which Seller received from any and all contractors and sub-contractors pertaining to the Property. Prior to closing, Seller, at its sole cost and expense, shall cause all roofing material and service warranty providers to acknowledge the assignment of the respective warranties to Purchaser's nominee.

     17. If Purchaser elects to obtain an updated survey, ten (10) days prior to closing, Purchaser will obtain a current Urban ALTA/ACSM spotted survey of the Property in accordance with the Development Covenants and the minimum standard detail requirements for ALTA/ACSM Land Title surveys jointly established and adopted by ALTA and ACSM in 1999 and includes all Table A optional survey responsibilities and acceptable to Purchaser and the title company.

     18. Seller agrees that prior to closing it shall put all vacant spaces into so-called "vanilla box" rentable condition and ready for a new tenant to occupy immediately in accordance with all applicable laws, codes, etc., including all requirements for a certificate of occupancy for said space. Alternatively, Seller may elect to escrow at closing, pursuant to a mutually acceptable escrow agreement, an amount equal to the cost necessary to bring such vacant space into a "vanilla box" condition, such amounts to be available for future leasing requirements and ultimately, returnable to Seller if such vacant space does not require future improvements.

     19. Seller agrees to immediately make available and disclose all information that Purchaser needs to evaluate the Property, including all inducements, abatements, concessions or cash payments given to tenants, and for CAM, copies of the bills. Seller agrees to cooperate fully with Purchaser and Purchaser's representatives to facilitate Purchaser's evaluations and reports, including at least a one-year audit of the books and records of the Property.

     20. Purchaser has deposited the sum of One Hundred Thousand and no/100 Dollars ($100,000.00) with Chicago Title as an earnest money deposit to ensure Purchaser's obligations hereunder. In the event of a default in Purchaser's obligations under this agreement, Seller shall be entitled to receive the earnest money deposit as liquidated

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JANUARY 21, 2004
PAGE 4

          damages in satisfaction of all of Seller's claims, the parties acknowledging and agreeing that actual damages are and will be difficult to ascertain.

     This offer is, of course, predicated upon the Purchaser's review and written approval prior to closing of the existing leases, new leases, lease modifications (if any), all tenant correspondence, REA/OEA agreements, tenants' and guarantors' financial statements, sales figures, representations of income and expenses made by Seller, site inspection, environmental, appraisal, etc., and at least one year of audited operating statements on the Property is required that qualify, comply with and can be used in a public offering.

     If this offer is acceptable, please sign the original of this letter and initial each page, keeping copies for your files and returning the original to me by January 29, 2004.

                                          Sincerely,

ACCEPTED                                  INLAND REAL ESTATE ACQUISITIONS, INC.
                                          or nominee

By:   /s/ Robert L. Collett, Manager      /s/ Steven D. Sanders
      --------------------------------

Date: 1/29/04                             Steven D. Sanders
      --------------------------------    Sr. Vice President

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                                  Exhibit B

                        Seller's Development Covenants

Pursuant to the terms of Agreement Section 5, the following described provisions shall apply to, and shall set forth the development covenants, and development requirements and obligations of Seller, among other matters, all as described herein.

     A. "Completion of the Improvements" shall include satisfaction of the following described requirements: (1) Seller shall have delivered to Purchaser a final certificate of occupancy for each tenant space included within the Property, and (2) certificates of substantial completion (subject only to an attached punch list) as to Seller's work for construction of the Improvements (as hereinafter defined) and under any tenant lease shall have been issued and signed by the project architect stating that: (A) Seller's work has been substantially completed (subject only to an attached punch list) in accordance with the plans and specifications reasonably approved by Purchaser and required to bring the vacant space to a vanilla box condition (the "Plans and Specifications") for the construction of the improvements therein described (the "Improvements"), and (B) Seller's work has been completed in accordance with the terms, conditions and provisions of the terms of this Agreement, and (C) all applicable governmental rules, regulations and requirements have been satisfied, and (3) subject to completion of "punch list" items, each tenant under Leases shall have accepted, in writing, the respective demised premises "as is," and shall have opened for business to the public and taken total possession and commenced rental payments per the leases, including applicable reimbursements for maintenance, insurance and real estate taxes in accordance with the terms of the respective Leases, and (4) no tenant under Leases shall have filed for bankruptcy, insolvency, or reorganization protection pursuant to any statute either of the United States or any state, and (5) intentionally deleted, and (6) Seller shall have delivered to the Title Company lien waivers, and the Title Company shall have issued its Title Policy in favor of Purchaser with all matters related to new construction waived and/or insured over.

     B. In addition to the foregoing, the following provisions shall apply to the performance of Seller's work, and Completion of the Improvements, and satisfaction of the Post-Closing Matters (as hereinafter defined):

          a. To the fullest extent permitted by law, Seller hereby agrees to indemnify, defend and hold Purchaser and its agents and employees, harmless from and against any and all causes of action, damages, losses, demands, judgments, liens, claims, costs, and expenses (including reasonable attorney's fees and court costs) which arise or occur in connection with: (1) any matter related to bodily injury,

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               death or property damage arising in the performance of Seller's work, and (2) any mechanics lien claim arising in the performance of Seller's work, and (3) any matter related to the payment of money owed for the obligations of Seller as described by the Post-Closing Matters.

          b. Seller, or Seller's contractor, shall purchase and maintain, in a company or companies lawfully authorized to do business in the State of Arizona, comprehensive general liability insurance and insurance for protection from claims under worker's or workman's compensation acts and other employee benefit acts which are applicable, claims for damages because of bodily injury, including death, and from claims for damages, other than for the Seller's work itself, to property which may arise out of or result from the performance of Seller's work, whether actually performed by Seller or a contractor/subcontractor or anyone directly or indirectly employed by any of them. This insurance shall be written for not less than $2,000,000.00 and shall include contractual liability insurance applicable to Seller's obligations.

     C. The following described developmental covenants and warranties shall apply to Seller, the Property, the performance by Seller of Seller's work, and Completion of the Improvements:

          a. Seller shall provide and pay for labor, materials, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation and other facilities and services necessary for the proper execution and delivery of Seller's work, whether temporary or permanent.

          b. Seller covenants and agrees that Seller shall be solely liable and responsible for completion of Seller's work and any and all "punch list" items listed in the architects'/engineers' certificates of substantial completion and Seller shall assign to Purchaser all warranties in respect of Seller's work (including the warranty of Seller's general contractor for Seller's work), and Seller shall also be liable for correction of Seller's work not found to be in accordance with the Plans and Specifications and construction "call-backs" for one (1) year from and after the date of Completion of the Improvements (the "Post Closing Matters").